Exhibit 10.2

CONSULTING AND COOPERATION AGREEMENT

CONSULTING AND COOPERATION AGREEMENT, dated as of May 13, 2021 (the “Agreement”) between Mack-Cali Realty Corporation (the “Company”), and Marshall B. Tycher (“Consultant”). References to the Company shall include the Company’s subsidiaries or affiliates where context requires.

W I T N E S S E T H:

WHEREAS, Consultant’s employment with the Company ended on May 13, 2021;

WHEREAS, the Company desires to engage Consultant to provide the Consulting Services (as defined below) to the Company; and

WHEREAS, Consultant desires to be so engaged:

NOW, THEREFORE, in consideration of the promises and covenants contained herein and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are mutually acknowledged by each party, it is agreed as follows:

1.            Consulting Services.

(a)            During the Term (as defined below), Consultant shall, under the oversight of the Company, assist the Company by (i) directing the completion of the construction of projects as further described in Schedule 1, (ii) directing the land use entitlements for projects as further described in Schedule 1, (iii) continuing to serve as Chair of the Port Imperial Property Owners Association, (iv) providing overall guidance and oversight over the operating residential portfolio, as may be needed and requested, (v) providing such other services as the Company reasonably may request in relation to the projects and services described in Schedule 1 and other similar projects the Company may undertake during the term, (vi) providing the Company with requested information and advice on matters of which Consultant has knowledge due to his prior role as an employee of the Company, (vii) meeting with Company representatives from time to time as reasonably requested by the Company to discuss any of the preceding matters with the Company, (viii) cooperating with the Company with respect to litigation, investigations, or governmental proceedings with respect to matters in which Consultant was involved during his employment with the Company and any transition matters in which the Company reasonably believes that Consultant’s cooperation would be helpful, and (vii) providing other services as reasonably and mutually agreed by Consultant and the Company (collectively, the “Consulting Services”). Consultant shall devote so much of his time and effort as is reasonable and adequate to perform the Consulting Services.

(b)            Consultant shall comply with all directions and policies of the Company and any of its subsidiaries while performing the Consulting Services.

2.            Compensation. As compensation for the Consulting Services to be provided by Consultant hereunder:

(a)            The Company shall pay Consultant a monthly base fee of $33,333.34 (the “Base Consulting Fee”) over each of the first twelve (12) months of the Term, which will be paid on approximately the fifteenth (15th) day of each month commencing in June 2021. There will be no Base Consulting Fee for the final six (6) months of the Term.

(b)            Consultant shall be eligible to receive a success fee (each, a “Success Fee”) upon the successful completion (as determined by the Company in good faith) before the end of the relevant Performance Period of certain projects, as set forth on Schedule 2. The Success Fee shall be payable no later than sixty (60) days following successful completion of the applicable project.

(c)            Pursuant to the terms of Consultant’s applicable long-term incentive awards and as set forth in the Consultant’s Separation and Release Agreement (the “Release”) a total of 209,343 long-term incentive award units and restricted stock units that were subject to forfeiture in connection with the termination of Consultant’s employment are eligible to vest in accordance with this Section 2(c) as compensation for the Consulting Services. For the avoidance of doubt, Consultant’s services during the Term shall not entitle Consultant to any additional vesting with respect to any other equity or equity-based awards, except as expressly set forth herein.

(i)            On and subject to completion of the Term, as scheduled, (i) all 12,720 outstanding Class H 2019 LTIP Units will vest pursuant to Consultant’s 2019 Time-Based Long-Term Incentive Plan Award Agreement with the Company and Mack-Cali Realty, L.P., dated as of March 22, 2019; (ii) all 54,155 outstanding Time Restricted Stock Units will vest pursuant to Consultant’s Award Agreement with the Company and Mack-Cali Realty, L.P., dated as of April 21, 2021; and (iii) maximum of 72,688 Class I 2020 LTIP Units pursuant to Consultant’s 2020 Performance-Based Long-Term Incentive Plan Award Agreement with the Company and Mack-Cali Realty, L.P., dated as of March 24, 2020, will be eligible for continued vesting in accordance with the performance criteria set forth in the applicable award agreements following the completion of the Term based on achievement of performance. For the avoidance of doubt, the preceding will not vest if the Term is terminated in accordance with Section 4.

(ii)            Certain Long-Term Incentive Plan awards shall be eligible for continued vesting in accordance with the performance criteria set forth in the applicable award agreements following the completion of the Term based on achievement of performance upon and subject to the successful completion (as determined by the Company in good faith) before the end of the relevant Performance Period of certain projects, as set forth on Schedule 2.

3.            Term. Unless earlier terminated in accordance with Section 4, this Agreement shall commence effective as of May 14, 2021 and shall remain in effect until November 14, 2022 or until earlier terminated in accordance with Section 4. The period of time during which this Agreement is in effect is referred to herein as the “Term.”

4.            Termination.

(a)            The Company may terminate the Term immediately (i) in the event of Consultant’s willful and material failure to use his best efforts to substantially perform his duties, (ii) material violation of restrictive covenants as set forth in Section 7, or (iii) for Cause (as defined in the Employment Agreement). For clauses (i) and (ii), termination may occur only after notice by the Company specifically identifying the failure or violation and a thirty (30) day opportunity to cure.

(b)            Upon termination of the Term, Consultant shall be entitled to no further compensation under this Agreement.

(c)            Upon expiration or termination of the Term for any reason, Consultant shall, within fifteen (15) business days:

(i)            deliver to the Company all hardware, software, tools and equipment that were provided by the Company for use by Consultant; and

(ii)            deliver, or provide access, to the Company all tangible documents and materials (and any copies) containing or incorporating Confidential Information (as defined in Consultant’s Executive Employment Agreement with Roseland Residential Trust and the Company, dated as of April 26, 2017 (the “Employment Agreement”).

(d)            The terms and conditions of this Section 4 and Sections 5 through 15 hereof shall survive the termination of the Term or this Agreement.

5.            Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties hereto with respect to the Consulting Services and supersedes and merges all prior discussions, agreements and understandings of every kind and nature between them with respect to the subject matter hereof.

6.            Independent Contractor.

(a)            Consultant is an independent contractor and not an employee of the Company or any of its subsidiaries. This Agreement shall not be construed to create any partnership, joint venture, employee, or agency relationship between Consultant and the Company. Consultant shall not have any authority to bind the Company, and Consultant shall not make any agreements or representations on the Company’s behalf without the Company’s prior written consent.

(b)            Consultant shall be solely responsible for all of Consultant’s federal, state, and local income taxes, social security taxes and all such other withholdings. Consultant understands and agrees that he shall not be entitled to participate in any compensation, benefit or welfare plans of the Company or any of its subsidiaries (and hereby waives any right to so participate that may exist).

7.            Restrictive Covenants. Nothing in this Agreement shall be construed as modifying, amending, or terminating any of the covenants set forth in Sections 11, 12, or 13 of the Employment Agreement, which continue in full force and effect in accordance with their terms, provided that (a) Consultant shall be entitled to retain writings, records and other documents containing Confidential Information during the Term that are required for the performance of his Consulting Services and (b) Section 13(a) is hereby amended to apply during the Employment Period and through the completion of the Term, as scheduled.

8.            Counterparts. This Agreement may be executed simultaneously in two or more counterparts (including in portable document format (.pdf) or other electronic medium), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.            Notices. All notices shall be sent to the parties by hand delivery or by certified or registered mail, (a) in the case of the Company, at the address of the Company’s principal executive offices, Attention: General Counsel, and (b) in the case of Consultant, at the Consultant’s last known address in the Company’s records. Unless hand delivered, notices shall be deemed given three (3) business days following the date deposited in any general or branch United States Post Office or one (1) business day following the date of delivery to a nationally recognized overnight courier service.

10.            Severability. In the event that this Agreement or any provision hereof is declared invalid, unenforceable, or illegal by any court, agency, commission, or arbitrator(s) having jurisdiction over the subject matter hereof, neither party hereto shall have any cause of action or claim against the other by reason of such declaration of invalidity, unenforceability, or illegality; and any such declaration concerning any provision hereof shall not affect, impair, or invalidate the remainder of this Agreement, but shall be confined in its operation to that provision hereof only and the remainder of this Agreement shall remain in full force and effect. The parties hereto agree to substitute the invalid, unenforceable, or illegal provision by a valid, enforceable, or legal one which corresponds to the spirit and purpose of the invalid, unenforceable, or illegal provision to the greatest extent possible.

11.            Amendment. This Agreement may not be changed, modified, or amended in any manner except by an instrument in writing signed by all parties hereto.

12.            Assignment. The Company may assign its rights and delegate its obligations under this Agreement to any subsidiary of the Company or to any successor-in-interest to its business. Except as provided in the previous sentence, neither party may assign any of its or his rights or delegate any of its or his duties under this Agreement without the consent of the other and any attempted assignment in violation of this provision shall be void. No assignment of rights or delegation of obligations shall relieve the Company of any of its obligations and the Company shall continue to be liable for the performance of all of its obligations under this Agreement notwithstanding any such assignment or delegation.

13.            Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

14.            Waiver. No failure or delay on the part of any party hereto in the exercise of any right hereunder in enforcing or requiring the compliance or performance by the other party of any of the terms and conditions of this Agreement shall operate as a waiver of any such right, or constitute a waiver of a breach of any such terms and conditions, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right, nor shall any of the aforementioned failures or delays affect or impair such rights generally in any way. The waiver by any party of a breach of any term or condition of this Agreement by another party shall not operate as nor be construed as a waiver of any subsequent breach thereof.

15.            Governing Law; Venue. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New Jersey without regard to the principles of conflict of laws. Any dispute arising under or relating to this Agreement must be brought or litigated exclusively in the appropriate state or federal court located in the State of New Jersey. The parties agree and consent to the personal jurisdiction and venue of the federal or state courts of New Jersey, as the case may be, for resolution of any such disputes or litigation and waive any objections or defenses to personal jurisdiction or venue in any such proceeding before any such court. EACH PARTY HERETO WAIVES THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY DISPUTES ARISING UNDER OR RELATED TO THIS AGREEMENT OR ANY ALLEGED BREACH THEREOF.

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IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date first above written.

MACK-CALI REALTY CORPORATION

By:	/s/ Gary T. Wagner
Name: Gary T. Wagner
Title: General Counsel & Secretary

MACK-CALI REALTY, L.P.

By: Mack-Cali Realty Corporation, its general partner

By:	/s/ Gary T. Wagner
Name: Gary T. Wagner
Title: General Counsel & Secretary

CONSULTANT

/s/ Marshall B. Tycher
Name: Marshall B. Tycher